Exhibit 7C

Addendum to Question 7.c on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds

Is this the
Series last
filing for
this
series?
Series Number	Series Name	(Y/N)
100	JPMORGAN MULTI-SECTOR INCOME FUND	N
109	JPMORGAN TAX AWARE INCOME OPPORTUNITIES FUND	N
110	JPMORGAN CURRENT INCOME FUND	N
123	JPMORGAN SMARTALLOCATION INCOME FUND	N
138	JPMORGAN CORPORATE BOND FUND	N
139	JPMORGAN SHORT DURATION HIGH YIELD FUND	N
140	JPMORGAN INCOME FUND	N